As filed with the Securities and Exchange Commission on September 17, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DaVita Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0354549
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1551 Wewatta Street

Denver, CO 80202

(Address of Principal Executive Offices)

DaVita Inc.

2002 Equity Compensation Plan

(Full Title of the Plan)

Jeffrey L. Miller, Esq.

601 Hawaii Street

El Segundo, CA 90245

Telephone: (310) 536-2400

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Insert by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share and associated Common Stock purchase rights	10,000,000	$63.90(2)	$639,050,000(2)	$45,564.27
Common Stock Purchase Rights	10,000,000	(3)	(3)	(3)

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers such additional shares of the Company’s common stock that may become issuable under the DaVita Inc. 2002 Equity Compensation Plan by reason of any stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase or decrease in the number of outstanding shares of the Company’s common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933 based upon the average of the high and low prices of the Company’s common stock on September 14, 2010 as reported on the New York Stock Exchange.

(3)

Each common stock purchase right represents a right to purchase one share of common stock, par value $0.001 per share. Rights initially are attached to and trade with the shares of common stock being registered hereby. Value attributable to such rights, if any, is reflected in the market price of the common stock.

EXPLANATORY NOTE

We are registering an additional 10,000,000 shares of our common stock under the DaVita Inc. 2002 Equity Compensation Plan, with the filing of this registration statement on Form S-8. The Company’s stockholders approved the addition of these shares to the DaVita Inc. 2002 Equity Compensation Plan at the Company’s Annual Meeting of Stockholders held on June 7, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the registration statement on Form S-8 will be sent or given to participants in the DaVita Inc. 2002 Equity Compensation Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act of 1933 (the “Securities Act”). These documents are not being filed with the Securities and Exchange Commission (the “Commission”) as a part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by DaVita Inc. (the “Company”) with the Commission are incorporated by reference herein:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 25, 2010;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, filed on May 3, 2010 and August 5, 2010, respectively;

(c)	The Company’s Current Reports on Form 8-K, filed on March 5, 2010, March 17, 2010, March 17, 2010, April 14, 2010, May 7, 2010, June 9, 2010 and July 15, 2010; and

(d)	The description of the common stock, $0.001 par value, of the Company (the “Common Stock”) contained in the Company’s Registration Statement on Form 8-A, filed October 21, 1995 and the description of the associated common stock purchase rights contained in the Company’s Registration Statement on Form 8-A, filed November 19, 2002, including any subsequent amendment or report to such registration statements filed for the purpose of updating either description.

All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Notwithstanding the foregoing provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference in this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Company by Jeffrey L. Miller, Deputy General Counsel to the Company. Mr. Miller participates in the DaVita Inc. 2002 Equity Compensation Plan and also owns shares of the Common Stock and options to purchase shares of the Common Stock.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which such person is involved by reason of the fact that he or she is or was a director, officer, employee or agent of such corporation, provided that (i) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court deems proper.

Article IX, Section 1 of the Company’s By-Laws provides for indemnification of persons to the fullest extent permitted by the Delaware General Corporation Law.

In accordance with the Delaware General Corporation Law, the Company’s Certificate of Incorporation, as amended, limits the personal liability of its directors for violations of their fiduciary duty. The Certificate of Incorporation eliminates each director’s liability to the Company or its stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the federal securities laws.

From time to time, the Company has entered into and may enter into employment agreements or indemnification agreements pursuant to which the Company agrees to indemnify some of its directors and officers to the fullest extent authorized by applicable law.

The directors and officers of the Company and its subsidiaries are insured under certain insurance policies against claims made during the period of the policies against liabilities arising out of claims for certain acts in their capacities as directors and officers of the Company and its subsidiaries.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, as of September 17, 2010.

DAVITA INC.

By:	/S/ KENT J. THIRY
Name:	Kent J. Thiry
Title:	Chairman and Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of Luis A. Borgen, James K. Hilger and Kim M. Rivera, with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including posteffective amendments) to this Registration Statement on Form S-3, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of September 17, 2010.

	Signature	Title

By:	/S/ KENT J. THIRY Kent J. Thiry	Chairman and Chief Executive Officer (Principal Executive Officer)

By:	/S/ LUIS A. BORGEN Luis A. Borgen	Chief Financial Officer (Principal Financial Officer)

By:	/S/ JAMES K. HILGER James K. Hilger	Chief Accounting Officer (Principal Accounting Officer)

By:	/S/ PAMELA M. ARWAY Pamela M. Arway	Director

By:	/S/ CHARLES G. BERG Charles G. Berg	Director

By:	/S/ WILLARD W. BRITTAIN, JR. Willard W. Brittain, Jr.	Director

By:	/S/ PAUL J. DIAZ Paul J. Diaz	Director

By:	/S/ PETER T. GRAUER Peter T. Grauer	Director

By:	/S/ JOHN M. NEHRA John M. Nehra	Director

By:	/S/ WILLIAM L. ROPER William L. Roper	Director

By:	/S/ ROGER J. VALINE Roger J. Valine	Director

EXHIBIT INDEX

Exhibit	Description

4.1	Amended and Restated Certificate of Incorporation of Total Renal Care Holdings, Inc., or TRCH, dated December 4, 1995 (incorporated by reference to Exhibit 3.1 to the Company’s Transitional Report on Form 10-K for the transition period from June 1, 1995 to December 31, 1995, filed on March 18, 1996).

4.2	Certificate of Amendment of Certificate of Incorporation of TRCH, dated February 26, 1998 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 31, 1998).

4.3	Certificate of Amendment of Certificate of Incorporation of DaVita Inc. (formerly Total Renal Care Holdings, Inc.), dated October 5, 2000 (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 20, 2001).

4.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of DaVita Inc., as amended dated May 30, 2007 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed on August 6, 2007).

4.5	Amended and Restated Bylaws for DaVita Inc. dated as of March 2, 2007 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on March 8, 2007).

4.6	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4 to the Company’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 33-97618), filed on October 24, 1995).

4.7	Rights Agreement, dated as of November 14, 2002, between DaVita Inc. and the Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on November 19, 2002).

4.8	DaVita Inc. 2002 Equity Compensation Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement, filed on April 28, 2010).

5.1	Opinion of Jeffrey L. Miller, Deputy General Counsel to the Company.

23.1	Consent of KPMG LLP.

23.2	Consent of Jeffrey L. Miller, Deputy General Counsel to the Company (included in Exhibit 5.1).

24	Powers of Attorney (included on the signature page of this registration statement).